Exhibit 24

POWER OF ATTORNEY

Each of the undersigned hereby appoints any one of Kent M. Adams, Bradley M. Halverson, James A. Duensing, Jeffry D. Everett and J. Wesley Blumenshine his attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, to execute for each of the undersigned and in his name and capacity with Caterpillar Financial Services Corporation as listed below, and to file any of the documents hereinafter described relating to the issuance and offering of the Company’s debt securities up to a total of US$8,000,000,000 or its equivalent (including in such amount the offering price rather than the face value of any such securities sold at a discount from face value), such documents being: a Registration Statement to be filed with the Securities and Exchange Commission, any and all other documents required to be filed with respect thereto with any regulatory authority, and all amendments to any of the foregoing, with all exhibits and documents required to be filed in connection therewith. The undersigned further grants unto said attorneys, each acting alone, with full powers of substitution and resubstitution, full power and authority to accomplish the foregoing registration as fully as the undersigned might do.

Dated as of the 8th day of October, 2013.

Signature	Title

/s/ Kent M. Adams Kent M. Adams	President, Director and Chief Executive Officer

/s/ Bradley M. Halverson Bradley M. Halverson	Director

/s/ James A. Duensing James A. Duensing	Executive Vice President and Chief Financial Officer

/s/ Jeffry D. Everett Jeffry D. Everett	Controller (Principal Accounting Officer)

/s/ J. Wesley Blumenshine J. Wesley Blumenshine	Secretary